EXHIBIT 99.1


                              HEADS OF AGREEMENT

                                    BETWEEN

                       MALAYSIA-THAILAND JOINT AUTHORITY

                                      AND

                        PETRONAS CARIGALI (JDA) SDN BHD

                                      AND

                         TRITON OIL COMPANY OF THAILAND

                                      AND

                 TRITON OIL COMPANY OF THAILAND (JDA) LIMITED

                                  AS  SELLERS

                                      AND

                           PETROLIAM NASIONAL BERHAD

                                      AND

                        PETROLEUM AUTHORITY OF THAILAND

                                   AS BUYERS


                             FOR THE SUPPLY OF GAS
                          FROM THE BLOCK A-18 OF THE
                   MALAYSIA-THAILAND JOINT DEVELOPMENT AREA







  April  1,  1998
                                   PREAMBLE
                                   --------


This Heads of Agreement (hereinafter referred to as "this GSA-HOA") is made this 22nd day of April 1998 BETWEEN the  following  parties  collectively  referred  to  as  "the  SELLERS".

1. MALAYSIA-THAILAND JOINT AUTHORITY with its principal office at 27th Floor, City Square Centre, 182 Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia,
(hereinafter  referred  to    as  "MTJA"),

2.      PETRONAS CARIGALI (JDA) SDN BHD with its registered office at Tower 1,
PETRONAS  Twin  Towers,  Persiaran  KLCC,  50450    Kuala  Lumpur,  Malaysia
(hereinafter  referred  to  as  "CARIGALI"),

3. TRITON OIL COMPANY OF THAILAND with its principal place of business at 7th. Fl. Kian Gwan Bldg. 1, 140 Wireless Road, Bangkok 10330, Thailand, and

4. TRITON OIL COMPANY OF THAILAND (JDA) LIMITED with its registered address at Suite 13.01, Menara Tan & Tan, 207, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia, (Triton Oil Company of Thailand and Triton Oil Company of Thailand (JDA) Limited are hereinafter referred to collectively and treated as one entity "TRITON")

AND  WITH

The following parties of the other part who are collectively referred to as "the BUYERS" and individually as "a BUYER"

1. PETROLIAM NASIONAL BERHAD with its principal office at Tower 1, PETRONAS Twin Towers, Persiaran KLCC, 50450 Kuala Lumpur, Malaysia (hereinafter referred to as "PETRONAS") and

2. PETROLEUM AUTHORITY OF THAILAND with its principal office at Head Office Building, 555 Vibhavadi Rangsit Road, Chatuchak, Bangkok 10900,
Thailand or its successors or legal assigns (hereinafter referred to as "PTT"),

MTJA, PETRONAS, PTT, CARIGALI and TRITON are hereinafter collectively referred to as "Parties" and individually as "Party" as the context may require.

WHEREAS

1. MTJA on the 21st day of April 1994 entered into a Production Sharing Contract (hereinafter referred to as "PSC") with CARIGALI and TRITON in respect of Block A-18 (hereinafter referred to as the "Contract Area") of the Malaysia-Thailand Joint Development Area (hereinafter referred to as "the JDA") for the exploration and exploitation of petroleum resources in the Contract Area.

2. CARIGALI and TRITON as joint operators have delegated their role as operator to CARIGALI-TRITON OPERATING COMPANY SDN BHD (hereinafter referred to as "CTOC") which has its principal place of business at Suite 5.01-5.03, 5th Floor, Wisma Inai, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia.

3. Natural Gas reserves discovered in the Contract Area (hereinafter referred to as "Gas") are anticipated to be developed under the PSC by 1st quarter 2001 . According to the PSC, CARIGALI and TRITON as contractors (hereinafter referred to as "PS Contractors") thereunder are required to negotiate for the sale of the Gas on a joint-dedicated basis with MTJA.

4. As agreed between the BUYERS and the SELLERS through the Memorandum of Understanding dated Thursday 30th May 1996, the BUYERS are desirous to purchase the Gas from the SELLERS and the SELLERS are desirous of selling the Gas to the BUYERS on terms and conditions to be agreed between the Parties on the mutual understanding as set forth herein.

 5. As agreed between the BUYERS through the Head of Agreement dated 19th September 1997, the BUYERS intend to bring their respective 50% share of the Gas purchased from the SELLERS back to their respective countries on terms and conditions to be agreed between the BUYERS under a separate agreement.

     NOW  THE  PARTIES  HEREBY  AGREE  as  follows:-

                                   ARTICLE 1
                                   ---------

                              STATEMENT OF INTENT
                              -------------------

1.1 This GSA-HOA summarizes the understanding and intent of the SELLERS to sell to the BUYERS and the intent of the BUYERS to purchase and receive from the SELLERS, the Gas on terms and conditions to be agreed in accordance with the main principles as set forth herein.

1.2 The Parties agree in good faith to take the actions outlined in this GSA-HOA and subject to the mutual agreement of the Parties to enter into a gas sales agreement or agreements ("the GSA") and any other documents necessary for the sale and purchase of the Gas from the Contract Area.


                               END OF ARTICLE 1
                               ----------------

                                   ARTICLE 2
                                   ---------
                             TERM OF THIS GSA-HOA
                             --------------------


2.1 This GSA-HOA shall become effective on the date of execution of this GSA-HOA ("Effective Date") and shall, subject to the provisions of Article 2.2 continue in effect thereafter until June 1, 1998, unless extended by the mutual agreement of the Parties.

 .2.2        Any Party may withdraw from this GSA-HOA by giving the other Party not less than thirty (30) days written notice without liability to the other Parties.




                               END OF ARTICLE 2
                               ----------------

                                   ARTICLE 3
                                   ---------
                                MAIN PRINCIPLES
                                ---------------


It  is  agreed  that  the  GSA  will  include  the  following main principles:

3.1.1          GAS  SUPPLY
               -----------

     (a)  Reserve  Dedication
          -------------------

          The SELLERS agree to dedicate the entire gas reserves in the Contract Area to be sold to the BUYERS for the duration of the GSA.

     (b)  Daily  Contract  Quantity  (DCQ)
          -------------------------------
          and  Contractual  Delivery  Capacity  (CDC)
          ------------------------------------------

          The SELLERS shall develop sufficient gas reserves in the Contract Area to deliver Gas at a Daily Contract Quantity ("DCQ") and to maintain a Contractual Delivery Capacity ("CDC") of 110 per cent of the DCQ for the duration of the GSA. As between the BUYERS, it is intended that each BUYER shall have an individual DCQ (DCQ*) and an individual CDC (CDC*) equal to fifty (50) percent of the DCQ and CDC respectively.


     (c)  Start-Up  Date
          --------------

          It is anticipated that deliveries of the Gas by the SELLERS to the BUYERS will commence between March 1, 2001 and June 30, 2001 ("Start-Up Date"). The Parties will establish a procedure in the GSA to determine the timing of the Start-Up Date. The Parties shall use all commercially reasonable efforts to cause the commencement of deliveries on the Start-Up Date.

     (d)  Supply  Profile
          ---------------

     (i) The Contract Area will be developed in a number of phases. The initial DCQ will be fixed as set out in this paragraph (i). The DCQ at the Contractual Delivery Date (CDD) will be 195 Million standard cubic feet per day (Mmscf/d) and will increase in six or fewer months to 390 Mmscf/d and will be maintained at that rate until the end of the 20th Contract Year.

     (ii)        The  DCQ  will be revised  as set out in this paragraph (ii).
Pursuant to procedures to be detailed in the GSA, SELLERS will notify BUYERS of a possible increase in DCQ and, subject to terms and timing to be defined in the GSA, the Parties will mutually agree on the effective date for the increased DCQ. The DCQ shall be determined by dividing the Field Reserves (defined in Article 3.1.6) as last calculated by six thousand (6,000).

     (iii) In the event the BUYERS do not wish to accept a possible increase in the DCQ notified by the SELLERS to the BUYERS, the SELLERS shall be free to sell Gas to third parties from that quantity of the Field Reserves in excess of the quantity of Field Reserves needed to support the DCQ agreed and accepted for the purpose of sale and purchase of Gas between the BUYERS and SELLERS. Such release shall be subject to the SELLERS ensuring that the DCQ agreed and accepted between the BUYERS and the SELLERS can be maintained for the duration of the GSA.

       (iv) SELLERS certify that as of December 31, 1997 the Field Reserves are two decimal nine five (2.95) trillion standard cubic feet (Tscf) inclusive of up to 23% Carbon Dioxide which is calculated based on the certified reserves by third party of two decimal three six (2.36) Tscf (Proved)

     (e)  Shortfall  and  Take-or-Pay  Obligations
          ----------------------------------------

          The SELLERS and BUYERS will within the GSA agree to a run-in period, starting on the Start-Up Date, to test facilities before the CDD. The "shortfall" obligations of the SELLERS and the "take or pay" obligations of the BUYERS (hereinafter described) will commence in all events on the CDD.

          The sum of a BUYER'S DCQ* in effect for each day in a year, multiplied by zero decimal nine zero (0.90), reduced by agreed annual maintenance, failure by SELLERS to deliver, and Force Majeure shall be called the Net Annual Contract Quantity ("Net ACQ*") and the BUYER will be obligated to take or pay for the Net ACQ* each year. The BUYER will have the right to take free of charge quantities of the Gas paid for but not taken in subsequent contract years after the BUYER has taken the Net ACQ* for that contract year and will be subject to carry forward provisions.

          In any Contract Year the BUYERS will set up a balancing mechanism in respect of their obligations to take Gas from the SELLERS provided that; if one BUYER cannot take Gas in the amount of the Net ACQ*, another will endeavor to take the remaining Gas of the said BUYER'S Net ACQ* in order to fulfill BUYERS' obligation.

          The SELLERS will be obligated to be able to deliver Gas each day to each BUYER up to the CDC* notwithstanding that the aggregate of such requirements may exceed the Net ACQ*.

          Failure to deliver the quantity of Gas properly notified by the BUYERS, up to the CDC, on any day will result in a shortfall to supply the Gas ("Shortfall") and default provisions will apply where BUYERS can recoup such Shortfall from the next available deliveries at a discounted price (Shortfall Price).

3.1.2          FACILITIES
               ----------

     The SELLERS shall be committed to drill the necessary wells and design, construct and operate those producing, handling and transporting facilities necessary to deliver the Gas from the Contract Area to the outlet flange of a metering station on the Central Processing Platform (CPP) in the Contract Area (the "Delivery Point"). The SELLERS shall complete these activities in sufficient time to commence deliveries of Gas at the Delivery Point conforming to the quality specifications appended hereto as Appendix "A" by the Start-Up Date.

     The BUYERS shall complete the laying of the pipeline in sufficient time to accept deliveries of Gas at the CDC rates and at a maximum delivery pressure of 2000 psig by the Start-Up Date and shall install individual meters to measure the receipt of Gas for each BUYER at the Delivery Point.


3.1.3          POINT  OF  SALE
               ---------------

     (a) The Gas will be delivered and sold by the SELLERS at the Delivery Point and custody, risk and title shall pass to the BUYERS at that point for the Gas attributable to each BUYER.

     (b) SELLERS shall indemnify BUYERS for all costs, taxes, royalties, levies, imposts, charges or any other such costs or expenses imposed on or attributable to the Gas before the BUYERS take custody and title of the Gas. Each BUYER shall indemnify SELLERS for costs, taxes, royalties, levies, imposts, charges or any other costs or expenses imposed on or attributable to his share of the Gas after the BUYER takes custody and title to his share of the Gas.

     (c) The Gas delivered by the SELLERS to the BUYERS shall meet quality and delivery pressure specifications. The BUYERS shall have the right to reject Gas failing to meet Gas specifications and to recoup limited costs for damages in the event off specification Gas is accepted or the SELLERS fail to remedy the situation.

3.1.4          PRICE
               -----
     The Initial Base Price ("IBP") to be paid to the SELLERS for the Gas received by the BUYERS at the points of sale will be 2.30 US dollars for each one million Btu's of gross heating value of such Gas. Effective October 1st immediately preceding the Start-Up Date and each October 1st throughout the duration of the GSA, the IBP shall be adjusted by the following formula to calculate the Current Price:

   Normal Price (By) = IBP [0.25(CPIy/CPI)+0.25(OMy/OM)+0.35(Fy/F)+0.15]
   Ceiling Price (Ay) = 1.1(IBP)(Fy/F)
   Floor Price (Cy)=(IBP-$0.125)[0.25(CPIy/CPI)+0.25(OMy/OM)+0.2(Fy/F)+ 0.3]
   Special Floor Price  (Dy) = (Ay  +  Cy)/2


     The  Current  Price  shall  be:
     (i)  By  if  Ay  is  greater  than  By  and  By  is  greater  than  Cy
     (ii)  Ay  if  By  is  greater  than  Ay  and  Ay  is  greater  than  Cy
     (iii)  Cy  if  Ay  is  greater  than  Cy  and  Cy  is  greater  than  By
     (iv)  Dy  if  Cy  is  greater  than  Ay

     The price paid to the SELLERS by the BUYERS shall be the Current Price until a cumulative zero decimal five (0.5) Tscf of Gas has been delivered from the Contract Area by the SELLERS and paid for by the BUYERS. For deliveries in excess of zero decimal five (0.5) Tscf of Gas until a cumulative one decimal three (1.3) Tscf of Gas is delivered from the Contract Area and paid for by the BUYERS, the Current Price will be multiplied by zero decimal nine five (0.95) to obtain the price to be paid to the SELLERS by the BUYERS. For deliveries from the Contract Area in excess of a cumulative one decimal three (1.3) Tscf of Gas the Current Price shall be multiplied by zero decimal nine zero (0.90) to obtain the price to be paid to the SELLERS by the BUYERS.

     Fy = the arithmetic average of the figures last published for each month of the calendar year immediately preceding the year in which prices have to be adjusted in United States Dollars per barrel of medium fuel oil ex Singapore from Shell Eastern Petroleum PTE Ltd., Esso Singapore PTE Ltd., Mobil Sales and Supply Corporation, Caltex Petroleum Corporation, BP Oil International and Singapore Petroleum Corporation PTE Ltd. as published in "Platts Oilgram Price Service".

     F    is  agreed  to  be  US$14.500000  per  barrel



     CPI = the arithmetic average of the figures published for each month of the twelve (12) month period, inclusive, for the Consumer Price Index number in the United States of America, all items, all urban consumers (CPI-U) on 100 basis for the calendar year 1982-1984 as published by the United States Department of Labor, Bureau of Labor Statistics. "CPI" is agreed to be one hundred forty seven decimal three six six six six seven (147.366667) for the time period October 1, 1993 to September 30, 1994.

     CPIy = the arithmetic average of the figures published as for CPI above in respect of the twelve (12) Month period ending twelve (12) months prior to the date on which the prices will be adjusted.

     OM = the arithmetic average of the figures published for each month of the twelve (12) Month period, inclusive, for the Producer Price Index for Oil Field and Gas Field Machinery and Tools, Commodity Code No. 1191, based on 100 for the calendar year 1982 as published by the United States Department of Labor, Bureau of Labor Statistics. OM is agreed to be one hundred ten decimal zero eight three three three three (110.083333) for the base period October 1, 1993 through September 30, 1994.

     OMy = the arithmetic average of the figures published as for OM above for each Month of the twelve (12) Month period ending twelve (12) Months prior to the date on which the prices will be adjusted.


3.1.5          DURATION
               --------

     The duration of the GSA shall be co-terminous with the duration remaining in the PSC as at the Effective Date or any extension to the PSC unless otherwise mutually agreed by the Parties.

3.1.6          REDETERMINATION  OF  RESERVES
               -----------------------------

     There will be a procedure in the GSA for determining initial and future reserves ("Field Reserves") certified by independent expert for purposes of establishing whether there are adequate reserves to meet the obligations of the SELLERS and to establish second and subsequent phase DCQ and CDC in the event the Parties do not mutually agree. In any redetermination, the calculation of Field Reserves shall contain all proved reserves and no more than 20% of the total Field Reserves shall be probable reserves.

3.1.7          FORCE  MAJEURE
               --------------

     A Force Majeure clause will be included incorporating the concept of a BUYER'S right to Force Majeure relief if Force Majeure events affect BUYER'S customers and if the BUYER pro-rates the amount of relief required among all
of    his  relevant  suppliers.

3.1.8          DISPUTES
               --------

     The GSA shall include provisions for resolving disputes by the use of Experts or by Arbitration according to UNCITRAL rules.

3.2          GAS  SALES  AGREEMENT
             ---------------------

     As soon as possible after the Effective Date the Parties shall in good faith exercise their best endeavours to conclude the GSA setting forth all the terms and conditions governing the sale and purchase of the Gas recognising the rights and obligations of each BUYER with respect to fifty (50) percent of the Gas. The Parties agree that the GSA shall include the terms of this GSA-HOA, and such other terms and conditions customary for similar gas purchase and sale transactions, including the following:

     (i)          Billing  and  Payment
     (ii)         Default
     (iii)        Force  Majeure
     (iv)         Assignment
     (v)          Measurement
     (vi)         Commercial  Dispute  Arbitration
     (vii)        Technical  Dispute  Resolution
     (viii)       Applicable  Law
     (ix)         Representatives
     (x)          Exchange  of  Information
     (xi)         Liabilities


                               END OF ARTICLE 3
                               ----------------

                                   ARTICLE 4
                                   ---------
                              CONDITION PRECEDENT
                              -------------------


It  is  fully  understood  that  this  GSA-HOA  is  subject  to:-
(a) A full and binding agreement being reached by the Parties on the full GSA by June 1, 1998 unless mutually extended by the Parties.

(b) Confirmation and acceptance of this GSA-HOA by the Board, and where required by Government, of each of the Parties by confirmed signature below.






                               END OF ARTICLE 4
                               ----------------

IN WITNESS WHEREOF, the Parties hereto have executed this HOA on 22nd day of April 1998.

For:  MALAYSIA-THAILAND  JOINT  AUTHORITY                    Date:


{Authorized  Signature}                                      {Witness}

For:  PETRONAS  CARIGALI  (JDA)  SDN  BHD                    Date:


{Authorized  Signature}                                      {Witness}

For:  TRITON  OIL  COMPANY  OF  THAILAND                      Date:


{Authorized  Signature}                                       {Witness}

For:  TRITON OIL COMPANY OF THAILAND (JDA) LIMITED            Date:


{Authorized  Signature}                                       {Witness}

For:  PETROLEUM  AUTHORITY  OF  THAILAND                       Date:


{Authorized  Signature}                                        {Witness}

For:  PETROLIAM  NASIONAL  BERHAD                               Date:


{Authorized  Signature}                                         {Witness}

                                  Appendix A
                            Quality Specifications


1.    Gas  delivered  under this Agreement shall at the Delivery Points:

     (1) GENERAL - be commercially free from materials and dust or other solid matter, liquid matter, waxes, gums and gumforming constituents which might cause injury to or interference with proper operations of the lines, meters, regulators or other appliances through which natural gas flows. Sellers shall furnish, install, maintain and operate such drips, separators, heaters and other devices as Sellers deem necessary or desirable to effect compliance with this specification.

     (2) WATER CONTENT - contain not more than seven pounds of water vapor per one million (1,000,000) cubic feet (7 lbs/MMCF) of Gas.

     (3)     SULFUR - contain not more than five decimal one seven (5.17)
grains  total  sulfur  per  one  hundred  (100)  cubic  feet  of    Gas.

     (4) HYDROGEN SULFIDE - contain not more than three decimal four five (3.45) grains of hydrogen sulfide per one hundred (100) cubic feet of Gas, as determined by the weighted average at all applicable delivery points.

     (5) CARBON DIOXIDE - contain not more than twenty-three (23) mole percent of carbon dioxide, as determined by the weighted average at all applicable delivery points.

     (6) OXYGEN - contain not more than zero decimal one (0.1) mole percent of oxygen.

     (7) HEATING VALUE - have a Gross Calorific Value not less than eight hundred fifty (850) BTU per cubic foot and not more than eleven hundred fifty (1,150) BTU per cubic foot.

     (8) TEMPERATURE - shall have a temperature which is not less than sixty degrees (60 degrees) Fahrenheit and not more than one hundred forty degrees (140 degrees) Fahrenheit.

     (9) MERCURY - contain not more than 50 micrograms per cubic meter, as determined by the weighted average at all applicable delivery points.

2. Suitable standard test method and measuring instruments of standard manufacture acceptable to both parties together with procedures for checking and/or verification of the instruments shall be agreed between the parties or be determined by an expert.